                            SCHEDULE 14 INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                             (Amendment No.      )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]    Preliminary Proxy Statement

[ ]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Section  240.14a-11(c) or Section
       240.14a-12

                                O.I. CORPORATION
                ------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               Bowne of Houston
                   ------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)   Title or each class of securities to which transaction applies:


            --------------------------------------------------------------------

       2)   Aggregate number of securities to which transaction applies:


            --------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;(1)


            --------------------------------------------------------------------

       4)   Proposed maximum aggregate value of transaction:


            --------------------------------------------------------------------

       (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:


            ---------------------------------------------

       2)   Form, Schedule or Registration Statement No.:


            ---------------------------------------------

       3)   Filing Party:


            ---------------------------------------------

       4)   Date Filed:


            ---------------------------------------------

                                O.I. CORPORATION

                           O.I. CORPORATION BUILDING
                         151 GRAHAM ROAD, P.O. BOX 9010
                       COLLEGE STATION, TEXAS  77842-9010
                                 (409) 690-1711


                                                                  March 25, 1996



Dear Shareholder:

    You are invited to attend the annual meeting of shareholders which will be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas on Tuesday, May 7, 1996, at 3:00 p.m.

    The matters to be considered at the meeting are described in the formal notice and proxy statement accompanying this letter. Such matters consists of:

            (i)   the election of directors;
           (ii)   the ratification of the appointment of independent auditors;
          (iii) the transaction of such other business as may properly come before the meeting.

    After completing the business of the meeting, we will discuss fiscal year 1995 results and the current outlook for the Company. There will be a period for questions and discussion with the Company's officers and directors.

    If you plan to be present, please notify the Secretary of the Company so that the necessary arrangements can be made for your attendance. Regardless of whether you plan to personally attend, it is important that your shares be represented at the meeting; therefore, please date, sign and return your postage-paid proxy card at your earliest convenience.





                                        William W. Botts
                                        President and
                                        Chief Executive Officer

                                O.I. CORPORATION

                         151 GRAHAM ROAD, P.O. BOX 9010
                       COLLEGE STATION, TEXAS  77842-9010


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 7, 1996



To the Shareholders of O.I. Corporation:

    You are hereby notified that the Annual Meeting of Shareholders of O. I. Corporation will be held on Tuesday, May 7, 1996 at 3:00 p.m. at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas, for the purposes of considering and voting upon the following matters proposed by the Board of
Directors:

            (i)   the election of directors;
           (ii)   the ratification of the appointment of independent auditors;
          (iii) the transaction of such other business as may properly come before the meeting.

    The stock transfer books will not be closed, but only shareholders of record at the close of business on March 11, 1996, will be entitled to notice of and to vote at the meeting.

    You are cordially invited to attend the meeting. Even if you plan to attend, you are requested to date, sign and return the enclosed proxy at your earliest convenience on the enclosed card. You may revoke your proxy at any time prior to exercise.


                                        By Order of the Board of Directors




                                        Jane A. Smith
                                        Vice President-Corporate Secretary



March 25, 1996

                                O.I. CORPORATION

                        151 GRAHAM ROAD, P.O. BOX  9010
                       COLLEGE STATION, TEXAS  77842-9010


                                PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of O.I. Corporation (the "Company") in connection with the solicitation of proxies to be used in voting at the annual meeting of shareholders to be held on May 7, 1996. It is first being mailed to shareholders on or about March 25, 1996. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The person giving the enclosed proxy has the power to revoke it by giving notice to the Secretary in person, or by written notification actually received by the Secretary, at any time prior to its being exercised.

The Company will bear the cost of the solicitation of the proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. It is possible that further solicitation of proxies will be made by telephone or oral communication with some shareholders of the Company following the original solicitation. All further solicitations will be made by either the Company's transfer agent or by regular employees of the Company, neither of whom will be additionally compensated therefor.


                              GENERAL INFORMATION

The mailing address of the Company's principal executive offices is O.I. Corporation, P.O. Box 9010, College Station, Texas 77842-9010. The Company's telephone number is (409) 690-1711, and its FAX number is (409) 690-0440.


                         VOTING SECURITIES OUTSTANDING

As of March 11, 1996, there were 3,942,750 shares of common stock, par value $0.10 per share, ("Common Stock"), of the Company issued and outstanding, and each share is entitled to one vote. Only holders of Common Stock of record at the close of business on March 11, 1996, will be entitled to vote at the meeting. In determining the number of shares entitled to vote on any matter, shares not voted on a matter (including elections) will not be treated as entitled to vote. A share shall be treated as being present at the meeting whether or not such shares are voted.

In the absence of a quorum (1,971,376 shares) at the meeting, either in person or by proxy, the meeting may be adjourned from time to time for not more than 29 days, without notice, other than announcement at the meeting, until a quorum shall be formed.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


The following table sets forth the beneficial ownership of the Company's Common Stock with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company's currently outstanding shares as of December 31, 1995.


            NAME AND BUSINESS ADDRESS                      AMOUNT AND NATURE OF              PERCENT
               OF BENEFICIAL OWNERS                        BENEFICIAL OWNERSHIP              OF CLASS
               --------------------                        --------------------              --------
        William W. Botts . . . . . . . . . . . . . . . . . .     296,000(1)                    7.2%
          P.O. Box 9010
          College Station, Texas 77842-9010

_______________

        (1)   Includes 190,000 shares subject to presently exercisable options.


                             ELECTION OF DIRECTORS

        PROPOSAL 1: THE BOARD OF DIRECTORS HAS NOMINATED AND URGES YOU TO VOTE FOR THE FIVE NOMINEES LISTED BELOW. PROXIES SOLICITED HEREBY WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

At the meeting, five (5) directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified, in accordance with the provisions of the bylaws. The shareholders are being asked to vote for the election of Messrs. Anderson, Botts, Heath, King, and Whited. Each of such nominees is currently a member of the Board of Directors, with the exception of Mr. Whited. Unless otherwise marked, the shares represented by the enclosed proxy will be voted "FOR" the election as directors of the five
(5) nominees named above. The proxy cannot be voted for a greater number of persons than the number of nominees named. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such person as may be determined by the holders of such proxy.


NOMINEES FOR BOARD OF DIRECTORS

The nominees to serve as directors of the Company until the next annual meeting of shareholders and until their successors are elected and qualified, and certain information with respect to the business experience of each nominee during the last five years, is set forth below.

    WILLIAM W. BOTTS. Mr. Botts has served on the Board of Directors since 1985. Prior to joining the Company, Mr. Botts was Executive Vice-President and Chief Operating Officer of The Brandt Company, a privately owned oil field service company headquartered in Houston, Texas until it was sold to TRW, Inc. in August 1982. At the time of such sale, he was named Vice-President and
General Manager of the Brandt Division of TRW Inc.   Mr. Botts served in that
position until he was elected President and Chief Operating Officer of the Company on February 1, 1985, Chief Executive Officer on July 19, 1985, and Chairman of the Board of Directors on May 26, 1986.

    JACK S. ANDERSON. Mr. Anderson has served on the Board of Directors since 1980. Prior to joining the Company, Mr. Anderson was Senior Vice President of NL Petroleum Services in Houston, Texas from June 1969 to September 1980. He was Executive Vice President and Director of GEO International, Houston, Texas from October 1980 to October 1983, and from October 1983 until the present, he has served as President of Jasada

Corporation, an investment firm located in Houston, Texas. Mr. Anderson has served since November 1983 as President of Anlo Energy, Inc., a mining company. Mr. Anderson serves as an executive officer and director of Califone International located in Los Angeles, California and Virosafe Inc. located in Houston, both of which are privately owned companies.

    J. LESTER HEATH. Mr. Heath has served on the Board of Directors since 1985. Prior to joining the Company, Mr. Heath was President of the Vector Cable Company, Sugarland, Texas from 1972 until his retirement in 1981. Vector Cable Company, a manufacturer of cable, is a wholly-owned subsidiary of Schlumberger, Inc., a diversified oil field service company. From 1983 to 1988, Mr. Heath served as President of National Line Products, Inc., of Houston, Texas, an industrial products distributor. He currently serves as President of Lester Heath Consultants, Inc., and Secretary and Director of Virosafe, Inc., Houston, Texas.

    EDWIN B. KING. Mr. King has served on the Board of Directors since February 1995. Prior to joining the Company, Mr. King was President of Gulf Chemical & Metallurgical Co., of Texas City, Texas, a chemical and metallurgical processing company from 1969 to 1984. From 1984 to the present, Mr. King has held the position of President and director of Asoma Instruments, Inc. of Austin, Texas, an analytical instrument manufacturer; and President, co-owner, and director of Jumbo Mining Company, a mining company whose principal operations are located in Winnemucca, Nevada and Delta, Utah. He also serves as director of Asoma (Utah) Inc. He was elected as a director of the Company on February 13, 1995.

    CRAIG R. WHITED. From 1975 to the present, Mr. Whited has held numerous financial and consulting positions. From 1975 to 1979, he was a CPA, management consultant, and supervisor for the auditing firm of Deloitte, Haskins & Sells CPAs, Los Angeles, California. From 1979 to 1986, he served as Vice President of Finance for Penberthy Lumber Company, a major hardwood lumber products manufacturer and importer, Los Angeles, California. From 1986 to 1988, he served as President and Chief Financial Officer of Connor Forest Industries, Inc., a major domestic hardwood lumber products grower and manufacturer, with offices in California, Michigan and Texas. From 1987 to 1988, he served as Senior Vice President and Chief Financial Officer of Bridgewater Resources Corporation, the domestic holding company of a European conglomerate engaged in the manufacture of lumber products, electronics, and real estate development, with offices in California, Michigan, New York, and Texas. From 1988 to the present, Mr. Whited has served as President and Chief Executive Officer of The Oxford Group, Inc., a management and financial consulting firm, with offices in both Los Angeles, California and Las Vegas, Nevada.


DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information with respect to (i) the name and age of each director and nominee for director, (ii) the total number of shares of common stock of the Company beneficially owned by each director and nominee for director, by each of the executive officers named below under "Compensation of Executive Officers--Summary Compensation Table," and by all directors and executive officers as a group and (iii) the percentage of the outstanding common stock so owned by each, as of March 1, 1996. Unless otherwise indicated, each person named in the table owns the shares listed below and has sole voting and investment power with respect to such shares.

                                                                    AMOUNT AND NATURE    PERCENT OF CLASS
                                                   D IRECTOR          OF BENEFICIAL          OF COMMON
NAME AND TITLE                           AGE         SINCE              OWNERSHIP              STOCK
William W. Botts                         53           1986              296,000(1)              7.2
   President, Chairman of the Board
   Chief Executive Officer

Jack S. Anderson                         70           1980              18,000(2)                *
   Director

J. Lester Heath                          74           1985              14,000(2)                 *
   Director

Edwin B. King                            68           1995              13,000(3)                 *
   Director

Craig R. Whited                          49                             88,600                   2.2
   Director Nominee

William R. Hart                          59                             44,794(4)                1.1
   Vice President/Director of Marketing

Gary D. Sides                            48                              4,000(5)                 --
   Vice President

Dennis D. Schupp                         51                             12,120                    *
   Vice President

Directors and executive officers as a group                            508,714(6)               12.4%

_______________

    *      Beneficial ownership of less than 1% of the class is omitted.
   1.      Includes 90,000 shares subject to presently exercisable options.
   2.      Includes 3,000 shares subject to presently exercisable options.
   3.      Includes 1,000 shares subject to presently exercisable options.
   4.      Includes 38,001 shares subject to presently exercisable options.
   5.      Shares subject to presently exercisable options.
   6.      Includes 149,501 shares subject to presently exercisable options.


THE BOARD OF DIRECTORS AND ITS COMMITTEES

Directors are elected at each annual meeting of shareholders and serve until a successor shall be elected and qualified at an appropriate annual meeting of the shareholders. Vacancies may be filled by a majority of the remaining directors. The Company's Board of Directors met five times during 1995. The Board of Directors has a standing Executive Committee, Stock Option and Compensation Committee, Finance and Audit Committee and a special Product Technology Committee. The Company does not have a Nominating Committee.
During 1995, the Executive Committee met once, the Stock Option and Compensation Committee met once, and the Finance and Audit Committee met twice. Each member of the Board of Directors attended all the meetings of the Board of Directors and the committees of which such person was a member during 1995.

EXECUTIVE COMMITTEE. The Executive Committee consists of Messrs. Anderson and Botts. During intervals between meetings of the Board of Directors, this committee may exercise all the powers and authority of the Board of Directors, subject only to such limitations as may be provided by law or by the Board of Directors, in the management of the business and affairs of the Company.

STOCK OPTION AND COMPENSATION COMMITTEE. The Stock Option and Compensation Committee (the "Compensation Committee") consists of Messrs. Anderson, Heath and King. Functions of this committee are to approve and recommend to the Board of Directors the approval of remuneration arrangements of directors and senior management personnel, adopting, subject to Board approval, compensation plans for officers and directors and administering and granting benefits pursuant to such plans.

FINANCE AND AUDIT COMMITTEE. The Finance and Audit Committee consists of Messrs. Anderson, Heath, and King. The function of this committee is to (A) investigate and study matters relating to the operations and finances of the Company, (B) meet periodically with the Company's management and its independent public accountants to review (i) their reports relating to their examination of the financial statements and of the internal accounting control systems of the Company, (ii) their recommendations for strengthening internal controls and improving operating procedures and (iii) compliance by Company personnel with Company policies relating to various governmental laws and regulations dealing with ethics, conflicts of interest and disbursements of corporate funds, and (C) to give advice and make recommendations with respect to such matters.


COMPENSATION OF DIRECTORS

Non-employee directors received a fee of $1000 for each Board of Directors meeting attended and $500 for each committee meeting attended. Directors who are also officers or employees of the Company receive no additional compensation for attendance at such Board or committee meetings. For the fiscal year ended December 31, 1995, directors fees paid were: Mr. Anderson, $7,000; Mr. Botts, $0; Mr. Heath, $7,000; and Mr. King, $6,500.

As a result of shareholder approval of the Company's 1993 Incentive Compensation Plan, each non-employee director was granted a stock option for 1,000 shares at an exercise price of $3.50 (the fair market value of a share of Common Stock on May 2, 1995, the day of grant). The options (i) have an exercise price equal to the fair market value of a share of Common Stock on the date of grant; (ii) vest six months from the date of grant, (iii) are exercisable to the extent vested for a period of (a) three months following termination of service as a director for reasons other than retirement, disability, death or cause and (b) generally, twelve months following termination of service as a director for retirement, disability or death; (iv) have a term of ten years and; (v) are exercisable in full following a "change in control" event (as defined in the Incentive Plan).


COMPENSATION OF EXECUTIVE OFFICERS

The following table lists, for the year ended December 31, 1995, cash compensation paid by the Company to each of the most highly compensated executive officers whose cash compensation exceeded $100,000 during 1995.

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                                                                     Compensation
                                    Annual Compensation                 Awards
                           ----------------------------------        -------------
                                                                                       All Other
                                                                       Options/         Compen-
Name and                              Salary         Bonus              SARs            sation
Principal Position         Year         ($)          ($)(1)             (#)(2)          ($)(3)
------------------         ----     ----------     ----------           ------        ----------
William W. Botts           1995     $  134,962     $      -0-           50,000        $   21,046
President/Chief            1994     $  145,000     $      -0-              -0-        $   21,459
Executive Officer          1993     $  145,000     $   10,000              -0-        $   24,965

Dr. Gary D. Sides          1995     $   94,423     $   12,231 (5)        5,000        $    4,716
Vice President             1994     $  101,859     $   12,231 (5)       20,000        $    1,809

William R. Hart            1995     $   90,170     $      -0-            5,000        $    7,323
Vice President/            1994     $  100,000     $      -0-            8,000        $    8,828  (4)
Director of Marketing      1993     $   96,808     $   10,000            8,000        $   10,315

_______________

1.  The above amounts include bonuses paid in January for the previous year.

2.  No SARs were granted to the named executives.
3. The amounts in this column represent contributions to the 401K Plan for each of the named executives as well as a life insurance premium in the amount of $15,000 per year for Mr. Botts.
4. This amount includes $780 for the Company's contribution to the Employee Stock Purchase Plan.
5. This amount reflects an annual bonus that is paid to Dr. Sides as a result of an agreement with CMS Research Corporation.

The following table sets forth certain information with respect to stock options granted to the indicated persons between January 1, 1995 and December 31, 1995.


                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                               Individual Grants
--------------------------------------------------------------------------------
                                     % of Total
                        Number of      Options/                                            Potential
                         Securities     SARs                                           Realizable Value
                        Underlying   Granted to                                       at Assumed Annual
                          Options/   Employees    Exercise or                           Rates of Stock
                            SARs      in Fiscal   Base Price        Expiration        Price Appreciation
       Name            Granted(#)(1)    Year         ($/Sh)            Date          for Option Term (2)
-------------------    ------------- -----------  ------------   ---------------    ---------------------
                                                                                     5% ($)     10% ($)
                                                                                    -------     ---------
Gary D. Sides             5,000          6%         $2.50        Dec. 6, 2005       $  20,361   $  32,422

William W. Hart           5,000          6%         $2.50        Dec. 6, 2005       $  20,361   $  32,422

William W. Botts         50,000         62%         $2.50        Dec. 6, 2005       $ 203,612   $ 324,218

_______________

1. Options vest 33-1/3% annually from date of grant. No SARs were granted. Exercisability may be accelerated upon the occurrence of a "change in control event" (as defined in the Company's 1987 Stock Option and SAR
    Plan).
2. The Securities and Exchange Commission requires disclosure of the potential realizable value. The disclosure assumes the option will be held for the full ten-year term prior to exercise. Such option may be exercised prior to the end of such ten-year term.


CERTAIN TRANSACTIONS, EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS. Under the terms of an employment agreement with the Company effective May 17, 1995 and terminating May 17, 1996, Mr. Botts, a Director of the Company, is performing executive duties as President and Chief Executive Officer of the Company. Compensation paid pursuant to this agreement includes an annual salary as determined by the Board of Directors (such amount is included in the Cash Compensation Table above), a life insurance policy and an automobile allowance. The employment agreement remains in effect until its expiration date, unless Mr. Botts dies, becomes disabled or violates his duty of loyalty to the Company following a change in control of the Company. If Mr. Botts is terminated for any reason, other than as set forth in the preceding sentence, following a change in control of the Company, he will be entitled to up to three years of salary continuation.

As a result of the acquisition of CMS Research Corporation ("CMS"), the Company entered into an employment agreement with Gary D. Sides, effective January 4, 1994 and terminating January 4, 1997. Pursuant to the agreement, Dr. Sides was appointed Vice President of O.I. Corporation and performs executive duties as President of CMS Research Corporation. Compensation paid to Dr. Sides pursuant to the agreement includes an annual salary as determined by the Board of Directors and an automobile allowance. If Dr. Sides is terminated under the agreement, for reason other than breach of the agreement, he will be entitled to up to three years of salary continuation.

                         COMPENSATION COMMITTEE REPORT


COMPENSATION PHILOSOPHY

The Company's primary business objective is to maximize shareholder value over the long term. To help accomplish this objective, the Committee has developed an overall executive compensation philosophy with goals as follows:

      o      Attract, retain, and motivate key executives;
      o      Reward performance rather than create a sense of entitlement;
      o      Align executive and shareholder interests by stock ownership;
      o Assure that objectives for corporate and individual performance are established and measured.

For comparison of peer performance, and in order to maintain consistency in the Company's method of determining executive compensation for 1995, the Company used a method for selecting comparable companies, which included searches in various data bases from the NASDAQ National Market System, Media General Financial Services, and Standard Industrial Classification (SIC) Codes 382 (Laboratory and Analytical Instruments) and 3823 (Process Control Instruments), as shown in the graph on Page 9 hereof. Management believes that SIC Code 382 contains companies which most closely represent an established grouping of which the Company may be called a peer. The Company was not able to obtain compensation information for all of the companies in SIC Code 382; however, certain companies within such classification (including Andros, Arizona Instruments, CEM, Dionex, Isco, Perkin Elmer, TSI, and Thermo Instruments) were compared to the Company in terms of growth in revenue, operating profit, net income, earnings per share, average return on assets and equity and compensation of executive management. Compensation of Company executives was set to correspond to a range of what is believed to be between the mid-to-high end of compensation ranges for executives in such companies, with further consideration based on the Company's performance compared to such companies.
It should be noted, however, that the CEO and other executive officers are at risk for compensation through both bonuses and stock option appreciation, as reflected in the 1994 and 1995 compensation.


BASE SALARIES

The Committee reviews annually each executive's base salary. Base salaries are targeted at median levels for public companies of O.I. Corporation's relative size, as discussed above, but are determined primarily by individual performance relative to achieving Company goals. It is believed that base salaries paid in 1995 to the named executive and the CEO were consistent with such policy.

When evaluating individual performance, the Committee considers the executive's efforts in promoting Company values; contribution to the Company's financial performance; developing and executing a strategic plan for growth in revenues and net income; improving product quality; specific job responsibilities, prior experience, job knowledge, and written performance appraisals for each executive. No specific weights have been assigned to the various factors.

The base salary of Mr. William W. Botts (Chairman of the Board, CEO, and President of the Company) and other executives of the Company were reviewed at the December 1995 meeting of the Compensation Committee. In view of the Company failing to meet certain predetermined financial goals relating to growth in sales, net income, earnings per share, return on assets, and shareholders' equity for the 1995 fiscal year, Mr. Botts and Mr. Hart, as reflected in the Summary Compensation Table on page 5 of this proxy statement, voluntarily reduced their base salary as part of a cost containment program initiated in June 1995. Until such reduction, Mr. Botts' salary had remained substantially at the same level since December 1991. Mr. Hart's compensation plan includes a base salary and a sales commission plan, which provides for a sales commission paid on the amount of sales of certain products. Some officers of the Company did receive salary increases based on individual performance during 1995.

ANNUAL CASH INCENTIVES

Annual cash bonuses provide executives with direct financial incentives to achieve corporate and individual performance goals. Written individual performance appraisals and the extent to which the Company met its financial goals for growth in revenue, operating profit, net income, earnings per share, and average return on assets and equity are used in determining bonuses for each executive. Performance is also judged on the achievement of business plan goals relating to improving product quality and productivity and growth through new product development and acquisitions. No specific weights have been assigned to the various factors.

During 1995, the markets served by the Company remained soft, substantial consolidation occurred among the buyers to whom the Company sells its products, and therefore, management performance was evaluated on an officer's ability to change strategy and cope with such market conditions, including his or her ability to hold market share, contain cost, and maintain customer satisfaction, as well as develop new products and acquire additional products or businesses.

No bonuses were awarded for 1995 despite the development and implementation of a strategy which maintained profitability in spite of a declining market demand for the Company's products. As shown in the Summary Compensation Table on page 5 of this proxy statement, Mr. Botts and Mr. Hart did not receive bonuses. Dr. Sides received a bonus in accordance with an agreement with CMS, which was entered prior to the merger of CMS and the Company. Such agreement provides that Dr. Sides will receive a bonus of $3,057 per quarter until June, 1997.


LONG-TERM INCENTIVES (STOCK OPTIONS)

Long-term incentives are provided pursuant to the Company's 1993 Incentive Compensation Plan. The Committee determines annually the total amount of options that will be made available to the Company's executives. The amount of options granted each year are based on the executive's total compensation package and reflect the desire of the Compensation Committee to encourage equity ownership by the Company's executives in order to provide an appropriate link to the interest of the stockholders, to reward prior performance, and to provide long-term incentive award opportunities.

The stock option grants for 1995 were determined based on the performance of each executive with respect to their contribution to the Company's financial performance, measured as discussed above, together with an appraisal of the extent to which pre-established objectives were achieved, as well as the Committee's perception of the executive's ability and potential to contribute to the growth and profitability of the Company, to identify changing business conditions (such as market changes and competitive threats), and to respond with appropriate business strategies. No specific weights have been assigned to the foregoing factors. In 1995, grants covering 50,000 shares were made to Mr. Botts, 5,000 to Mr. Hart, 5,000 to Dr. Sides (granted in accordance with the terms of the Company's acquisition of CMS and the Company), and a total of 20,500 shares to other employees.

Mr. Botts, as reflected in the Summary Compensation Table on page 5 of this proxy statement, received stock options for 50,000 shares for the year ended 1995. This decision was based on both the Company's achievement of certain predetermined goals for the 1995 fiscal year as well as the Committee's consideration of Mr. Botts' failure to receive stock option grants in 1992, 1993, and 1994. The 1995 grants are designed to insure Mr. Botts' long-term perspective for Company and stock price performance.


SUMMARY

The Committee believes that the incentive compensation program for the executives of the Company is comparable to the compensation programs provided by comparable companies and serves the best interest of the shareholders of the Company. The Committee also believes that annual performance pay is appropriately linked to individual performance, the Company's annual financial performance, and shareholder value. The Company intends to continue its program for setting executive compensation as outlined above.

The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report is given by the following members of the Compensation
Committee:

                                                             Jack S. Anderson

                                                              J. Lester Heath

                                                                Edwin B. King

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
        AMONG O.I. CORPORATION, NASDAQ MARKET INDEX AND PEER GROUP INDEX

Set forth below are a line graph and a table comparing the yearly percentage change in the cumulative total shareholder return (change in year-end stock price plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the NASDAQ Market Index and a peer group index consisting of public companies with the Company's Standard Industrial Classification ("SIC") Code (Laboratory and Analytical Instruments) for the period of five years beginning at the beginning of fiscal year 1991. The SIC Code for Laboratory and Analytical Instruments includes over ninety (90) issuers, such as Andros, Arizona Instrument, CEM, Dionex, Isco, Perkin Elmer, Thermo Instrument and TSI.


===================================================================================
     COMPANY                      1990     1991     1992     1993    1994      1995
-----------------------------------------------------------------------------------
O.I. CORPORATION                   100      431      153      128      97        73
-----------------------------------------------------------------------------------
SIC CODE 382                       100      144      158      182     187       278
-----------------------------------------------------------------------------------
NASDAQ MARKET INDEX                100      128      130      156     163       212
===================================================================================


The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

                      RATIFICATION OF INDEPENDENT AUDITORS

         PROPOSAL 2: THE BOARD OF DIRECTORS HAS UNANIMOUSLY SELECTED PRICE WATERHOUSE AND URGES YOU TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF SUCH FIRM, AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR 1996. PROXIES SOLICITED HEREBY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

By action of the Board of Directors, Price Waterhouse has been selected as independent auditors of the Company for the year ending December 31, 1996, and the Board of Directors proposes the ratification of such selection. Price Waterhouse was chosen as independent auditors for the Company during 1995 for the year ended December 31, 1995. A member or members of the firm of Price Waterhouse will be present at the annual meeting of shareholders and will be available to respond to appropriate questions.

During the Company's two most recent fiscal years and the subsequent period preceding March 17, 1992, there were not any disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


                             SHAREHOLDERS PROPOSALS

No shareholder's proposals were received for inclusion in this Proxy Statement. The Company has also adopted Bylaw provisions which require the nominations of persons for election to the Board of Directors and the proposal of business by shareholders at an annual meeting of shareholders must fulfill certain requirements which include the requirement that notice of such nominations or proposals must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the prior annual meeting. In order to be timely for next year's annual meeting such notice must be delivered between February 7, 1997 and March 8, 1997.


                                 OTHER MATTERS

Management knows of no other matters to be brought before the annual meeting of shareholders at the time and place indicated in the notice thereof; however, if any additional matters are properly brought before the meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of the Company.

The accompanying form of proxy has been prepared at the direction of the Board of Directors of the Company, of which you are a shareholder, and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by your Board of Directors.

The Management of the Company urges you, even if you presently plan to attend the meeting in person, to execute the enclosed proxy and mail it immediately. You may revoke your proxy and vote in person if you are able to attend.

                                        O.I. CORPORATION

                                        By Order of the Board of Directors



                                        Jane A. Smith
                                        Vice President-Corporate Secretary

March 25, 1996

PROXY                            O.I. CORPORATION                          PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoint(s) William W. Botts and Jane A. Smith, and each of them, lawful attorneys and proxies of the undersigned to vote as Proxy at the Annual Shareholders' Meeting of O.I. Corporation (herein the "Company") to be held on Tuesday, May 7, 1996, and any adjournment(s) thereof according to the number of votes owned by the undersigned as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

PROPOSAL 1:      The Election of Directors.

         [ ] FOR all nominees              [ ] FOR all nominees (except as listed below)

                                           [ ] WITHHOLD AUTHORITY to vote for all nominees

         Jack S. Anderson                  J. Lester Heath            Craig R. Whited
         William W. Botts                  Edwin B. King

         (INSTRUCTION:    TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE
                          SPACE PROVIDED BELOW.)

_________________________________________________________________________________________________________________________
                                                                                 FOR       AGAINST      ABSTAIN

PROPOSAL 2:      The Ratification of the Appointment of Auditors.                [ ]         [ ]          [ ]

In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  If no
direction is made, this proxy will be voted for Proposals 1 and 2.  Any prior proxy is hereby revoked.

                                                                                                               , 1996
                                  -----------------------------------------------------------------------------


                                  -----------------------------------------------------------------------------------
                                                                    Signature

                                  -----------------------------------------------------------------------------------
                                                            Signature if held jointly

                                  PLEASE SIGN EXACTLY AS YOUR NAME APPEARS AT THE LEFT.  WHEN SHARES ARE HELD BY JOINT
                                  TENANTS, BOTH SHOULD SIGN.  WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
                                  OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.  IF A CORPORATION, PLEASE SIGN IN FULL
                                  CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED PERSON.  IF A PARTNERSHIP, PLEASE SIGN
                                  IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
                                  ENVELOPE. THANK YOU.